  Ambassador Trust

Special Meeting of Shareholders

July 16, 2010

The Ambassador Trust held a special meeting, on July 16, 2010, for shareholders of record of the Ambassador Trust's Ambassador Money Market  Fund on May 31, 2010,  to vote for the election of Trustees of the Fund

 ( Item 1 ) and to ratify the appointment of the Fund’s independent registered public accounting firm (Item 2).

As of the record date, the eligible votes for the Ambassador Trust's Ambassador Money Market Fund were 187,943,781.650 eligible votes.

The results of voting were as follows (by number of shares):

Vote Summary Item 1:					As of : 07/15/10
Trustees	For ALL	Only FOR		Total FOR Votes	% of Total Shares
Guy	98,938,851.85			98,938,851.85	52.64%
Hodges	98,938,851.85			98,938,851.85	52.64%
Ogan	98,938,851.85			98,938,851.85	52.64%
Bacarella	98,938,851.85			98,938,851.85	52.64%
Jeffries	98,938,851.85	11,533.99		98,950,385.84	52.65%

Item 2:	For	Against	Abstain
Ratify KPMG	97,207,485.35	0.00	1,742,900.49
% of Total Shares	51.72%	0.00%	0.93%